Exhibit 4.1
SUPPLEMENTAL INDENTURE NO. 1

Supplemental Indenture No. 1 (this “Supplemental Indenture”), dated as of August 28, 2020, among the guarantors listed on the signature page hereto (each, a “Guaranteeing Subsidiary” and, together, the “Guaranteeing Subsidiaries”), each a subsidiary of Realogy Group LLC, a Delaware limited liability company (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuers, Holdings, Intermediate Holdings and the Note Guarantors (each as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 16, 2020, providing for the issuance of an unlimited aggregate principal amount of 7.625% Senior Secured Second Lien Notes due 2025 (the “Notes”);
WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Issuer is required to cause the Guaranteeing Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent and each Guaranteeing Subsidiary are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:
(a)    Along with Holdings, Intermediate Holdings and all Note Guarantors named in the Indenture or any supplemental indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
(i)    the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder whether for payment of principal of, premium, if any, or interest, on the Notes and all other monetary obligations of the Issuers under the Indenture and the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Holdings, Intermediate Holdings, each Note Guarantor and each Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.
(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture, the Holdings Guarantee, the Intermediate Holdings Guarantee, or any other Note Guarantee, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, Holdings, Intermediate Holdings or any Note Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.
(d)    This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Note Guarantor under the Indenture.
(e)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, Intermediate Holdings, Holdings, the Note Guarantors (including each Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers, Holdings, Intermediate Holdings or the Note Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    Each Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between each Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guaranteeing Subsidiary for the purpose of this Note Guarantee.
(h)    Each Guaranteeing Subsidiary shall have the right to seek contribution from Holdings, Intermediate Holdings or any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

(i)    Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of Holdings, Intermediate Holdings or any other Note Guarantor in respect of the obligations of Holdings, Intermediate Holdings or such other Note Guarantor under Article 10 or Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of each Guaranteeing Subsidiary under this Note Guarantee will not be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
(j)    This Note Guarantee shall be a continuing guarantee and shall (1) remain in full force and effect until payment in full of all the applicable obligations guaranteed hereby; (2) subject to Section 10.06 of the Indenture, be binding upon each Guaranteeing Subsidiary and its successors; and (3) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.
(k)     This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers, Holdings, Intermediate Holdings, or any Note Guarantor for liquidation or reorganization, should the Issuers, Holdings, Intermediate Holdings or any Note Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’, Intermediate Holdings’, Holdings’ or any Note Guarantor’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, the Holdings Guarantee, the Intermediate Holdings Guarantee or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(l)    In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(m)    This Note Guarantee shall be a general senior secured obligation of each Guaranteeing Subsidiary, ranking in respect of the Liens on the Collateral, junior to all existing and future First Lien Priority Indebtedness of each Guaranteeing Subsidiary, if any, pari passu with all future Second Lien Priority Indebtedness of each Guaranteeing Subsidiary, if any and senior to all future Junior Lien Collateral Indebtedness of each Guaranteeing Subsidiary, if any.
(n)    Each payment to be made by each Guaranteeing Subsidiary in respect of this Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)    Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(4)    Merger, Consolidation or Sale of All or Substantially All Assets.
(a)    Except as otherwise provided in Section 5.01(c) of the Indenture, each Guaranteeing Subsidiary may not, and the Issuer will not permit such Guaranteeing Subsidiary to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(i)     either (a) such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Guaranteeing Subsidiary) expressly assumes all the obligations of such Guaranteeing Subsidiary under the Indenture and such Guaranteeing Subsidiary’s applicable Note Guarantee, as the case may be, and the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to cause the property and assets that are of the type of which would constitute Collateral owned by or transferred to the Successor Note Guarantor to be made subject to the Lien of the Collateral Documents in the manner and to the extent required by this Indenture or any of the Collateral Documents and to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Note Guarantor, including such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.10 of the Indenture;
(ii)     the Successor Note Guarantor (if other than such Guaranteeing Subsidiary) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) or any supplement to any Collateral Documents comply with the Indenture and Collateral Documents and if a supplemental indenture or supplement, as applicable, is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture;
(iii)     immediately after such transaction, no Default or Event of Default exists; and

(iv)     the Collateral owned by or transferred to the Successor Note Guarantor shall:
    (A)     continue to constitute Collateral under this Indenture and the Collateral Documents;
    (B)     be subject to a Lien of the same priority as the other Liens on the Collateral securing the Notes in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes; and
    (C)     not be subject to any Lien other than Permitted Liens.
(b) Except as otherwise provided in the Indenture, the Successor Note Guarantor (if other than a Guaranteeing Subsidiary) will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture, such Guaranteeing Subsidiary’s applicable Note Guarantee, the Collateral Documents and the Intercreditor Agreement and such Guaranteeing Subsidiary will automatically be released and discharged from its obligations under the Indenture, such Guaranteeing Subsidiary’s applicable Note Guarantee, the Collateral Documents and the Intercreditor Agreement, but in the case of a lease of all or substantially all of its assets, the Guaranteeing Subsidiary will not be released from its obligations under the Note Guarantee, the Collateral Documents and the Intercreditor Agreement. Notwithstanding the foregoing, (1) each Guaranteeing Subsidiary may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guaranteeing Subsidiary in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness, Preferred Stock and Disqualified Stock of such Guaranteeing Subsidiary is not increased thereby and (2) each Guaranteeing Subsidiary may merge, amalgamate or consolidate with another Guaranteeing Subsidiary, Intermediate Holdings or the Issuer.
(c) In addition, notwithstanding the foregoing, each Guaranteeing Subsidiary may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Non-Guarantor Subsidiary; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed the greater of (x) $625.0 million and (y) 5.0% of Total Assets after giving effect to each such Transfer and including all Transfers of such Guaranteeing Subsidiary and the Note Guarantors occurring from and after the Issue Date.
(5)    Releases.
The Note Guarantee of each Guaranteeing Subsidiary under the Indenture and the Notes, and the obligations of such Note Guarantor under the Collateral Documents and Intercreditor Agreement shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Subsidiary, Holdings, Intermediate Holdings, the Issuers, the Trustee or the Collateral Agent is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:
(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which a Guaranteeing Subsidiary is no longer a Restricted Subsidiary), of such Guaranteeing Subsidiary if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture;

(b)  the Issuer designating such Guaranteeing Subsidiary to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.07 of the Indenture and the definition of “Unrestricted Subsidiary”;
(c)  the release or discharge of such Restricted Subsidiary from (x) its guarantee of Indebtedness under the Credit Agreement (including by reason of the termination of the Credit Agreement but only if the Liens on the Notes are also released at such time as described under Section 14.07) and/or (y) the guarantee of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock (except in each case a discharge or release by or as a result of payment under such guarantee) that resulted in the obligation to guarantee the Notes, in the case of each of clauses (x) and (y) if such Guaranteeing Subsidiary would not then otherwise be required to guarantee the Notes pursuant to the Indenture; provided, that if such Person has incurred any Indebtedness or issued any Disqualified Stock in reliance on its status as a Note Guarantor under Section 4.09 of the Indenture, such Guaranteeing Subsidiary’s obligations under such Indebtedness or Disqualified Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred under Section 4.09 of the Indenture; or
(d)  the Issuers exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
(e)  in the case of clause (1)(a) above, the release of such Guaranteeing Subsidiary from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary.
    In addition, a Note Guarantee will be automatically released upon such Guaranteeing Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other Indebtedness secured by the collateral securing such Bank Indebtedness with lien priority ranking equally with such Bank Indebtedness or other exercise of remedies in respect thereof.
(6)    No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests of each Guaranteeing Subsidiary or any direct or indirect parent, as such, shall have any liability for any obligations of the Issuers or the Note Guarantors under the Notes, the Note Guarantees, the Indenture, the Collateral Documents, the Intercreditor Agreement or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)    Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE HOLDINGS GUARANTEE, THE INTERMEDIATE HOLDINGS GUARANTEE, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(8)    Counterparts/Originals. This Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of each party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic sig-natures law, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature of this Supplemental Indenture shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity there-of. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.
(9)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)    The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.
(11)    Subrogation. Each Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by such Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, such Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.
(12)    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
(13)    Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 5 hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CARTUS CORPORATION
REALOGY LEAD MANAGEMENT SERVICES, INC.

    By: /s/ Timothy B. Gustavson
    Name: Timothy B. Gustavson
    Title:     Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
    By: /s/ Valere Boyd
    Name: Valere Boyd
                    Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent
    By: /s/ Valere Boyd
    Name: Valere Boyd
                    Title: Vice President
[Signature Page to 7.625% Senior Secured Second Lien Notes Supplemental Indenture]